Exhibit 99.1

FASTENAL COMPANY ANNOUNCES CASH DIVIDEND

RELEASE DATE: November 18, 2008

Contact: Jean DuBois, Executive Assistant / Investor Relations 507.454.5374

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported its Board of Directors declared a special one-time dividend of $.27 per share be paid in cash on December 15, 2008 to shareholders of record at the close of business on December 5, 2008. The Company expects to resume its historical practice of paying a semi-annual cash dividend in the foreseeable future, provided that any future determination as to payment of dividends will depend upon the financial condition and results of operations of the Company and such other factors as are deemed relevant by the Board of Directors.

Recent activity regarding dividends and stock repurchases are as follows:

Year	Dividends paid	Total dividend paid (000’s)	Total dividend paid per share	Total value of repurchased shares (000’s)	Per share price of repurchased shares
2008	Three	$117,474	$0.79	$25,955	$43.99
2007	Two	$66,216	$0.44	$87,312	$41.86
2006	Two	$60,548	$0.40	$17,294	$36.49
2005	Two	$46,935	$0.31	$18,739	$26.75
2004	Two	$30,350	$0.20	$—	$—
2003	Two	$15,935	$0.105	$—	$—
2002	One	$3,794	$0.025	$—	$—
2001	One	$3,415	$0.0225	$—	$—

* Note:	The 2008 dividend paid amounts include the impact from this dividend announcement. The total dividend paid amount in 2008 has been estimated using the number of shares outstanding on September 30, 2008. The 2008 shares repurchased information is as of September 30, 2008.

All information reflects the 2-for-1 stock splits effected in the form of a stock dividend in each of 2002 and 2005.

Fastenal sells different types of industrial and construction supplies in the following product categories: threaded fasteners and miscellaneous supplies; tools; metal cutting tool blades and abrasives; fluid transfer components and accessories for hydraulic and pneumatic power; material handling; storage and packaging products; janitorial, chemical and paint products; electrical supplies; welding supplies; safety supplies; and metals, alloys and materials.

As of October 31, 2008, Fastenal operated 2,310 stores in the United States (all 50 states), Canada (all provinces), Puerto Rico (multiple), Mexico (14 states), Singapore (one location), Netherlands (one location), and China (one location) selling to the general public. The Company operates 14 distribution centers located in Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina, Kansas, Ontario, Canada, Alberta, Canada; and Nuevo Leon, Mexico.

Additional information regarding Fastenal Company is available on the Fastenal World Wide Web site at www.fastenal.com.

This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including a statement regarding expectations as to payment of a comparable semi-annual cash dividend in the foreseeable future. Any future determination as to payment of dividends will depend upon the financial condition and results of operations of the Company and such other factors as are deemed relevant by the Board of Directors. For example, a change in business needs including working capital and funding for acquisitions, or a change in tax law relating to dividends, could cause the Company to decide not to pay a dividend in the future. A discussion of other risks and uncertainties is included in the Company’s 2007 annual report on Form 10-K under the section captioned “Risk Factors” and the Company’s 2007 annual and 2008 quarterly reports under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. FAST-D